[Letterhead of Skadden, Arps, Slate, Meagher & Flom, LLP]

December 16, 2011

Fiduciary/Claymore MLP Opportunity Fund 2455 Corporate West Drive Lisle, Illinois 60532

RE:	Fiduciary/Claymore MLP Opportunity Fund—
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Fiduciary/Claymore MLP Opportunity Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act, in connection with the offering by the Trust of up to 10,165,343 common shares (the “Offered Common Shares”) of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).

This opinion is being furnished in accordance with the requirements of Item 25 of Form N-2 under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i)           the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated October 12, 2004, as filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2004;

(ii)           the registration statement on Form N-2 (File Nos. 333-172885 and 811-21652) of the Trust relating to the offering of Common Shares filed with the Commission on March 16, 2011 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 under the General Rules and Regulations under the Securities Act, Pre-Effective Amendment No. 1 thereto, as filed with the Commission on April 28, 2011, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on May 6, 2011 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”) and Post-Effective Amendment No. 1 thereto filed with the Commission as of the date hereof pursuant to Rule 462(d) under the Securities Act;

(iii)           the prospectus and statement of additional information of the Trust relating to the offering of Common Shares, each dated May 6, 2011;

(iv)           the prospectus supplement of the Trust, dated December 16, 2011, relating to the Offered Common Shares;

(v)             a copy of the Trust’s Certificate of Trust, dated October 4, 2004, as certified by the Secretary of State of the State of Delaware;

(vi)            a copy of the Trust’s Agreement and Declaration of Trust, dated October 4, 2004 (the “Declaration”), as certified by the Secretary of the Trust;

(vii)           a copy of the Trust’s Fourth Amended and Restated By-Laws, in effect as of the date hereof, as certified by the Secretary of the Trust;

(viii)           an executed copy of the Controlled Equity OfferingSM Sales Agreement, dated December 16, 2011 (the “Sales Agreement”), among the Trust, Cantor Fitzgerald & Co. and Guggenheim Funds Investment Advisors, LLC; and

(ix)           certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Offered Common Shares and related matters, as certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that if a holder of Offered Common Shares requests a certificate representing such holder’s Offered Common Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Offered Common Shares and registered by such transfer agent and registrar.

Members of our firm are admitted to the practice of law in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  The Offered Common Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that when the Offered Common Shares have been duly entered into the stock record books of the Trust and delivered to and paid for as contemplated by the Sales Agreement, the issuance and sale of the Offered Common Shares will have been duly authorized and the Offered Common Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

We have assumed that any Offered Common Shares issued and sold pursuant to the Sales Agreement are sold at a price that is not below the then current net asset value per Common Share, exclusive of any distributing commission or discount, which net asset value shall be determined as of a time within forty-eight hours, excluding Sundays and holidays, next preceding the time of such determination.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the captions “Legal Matters” and “General Information—Counsel and Independent Registered Public Accounting Firm” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP